Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940


10f-3 TRANSACTIONS FOR THE PERIOD JUNE 1, 1997 THROUGH AUGUST 31, 1997

               ALLIANCE ALL MARKET ADVANTAGE FUND, INC.


                                                                  Shares
                                                         Price    Purchased
                      Date       Shares    % of Fund      per        by
Security           Purchased   Purchased   Assets(1)     Share   Fund Group

Iridium World
  Communications    06/09/97       1,600       0.04%    20.000        1,600
Arm Financial       06/18/97         900       0.02%    15.000      178,900
RWD Technologies    06/18/97         500       0.01%    13.000       17,400
Qwest
  Communications    06/23/97      25,000       0.69%    22.000       51,500
Cal Dive
  International     07/01/97       9,300       0.17%    15.000      126,700
Peritus Software    07/01/97         900       0.02%    16.000       34,300
Equity Office       07/08/97       5,900       0.15%    21.000       85,900
CCA Prison
  Realty            07/15/97       2,800       0.07%    21.000       46,000
CMP Media Inc.      07/25/97       2,700       0.07%    22.000        2,700
Ocular Sciences     08/04/97       2,100       0.04%    16.500        2,100


 Total    % of Issue
Shares     Purchased                             Shares
Issued         By                                 Held
 (000)     Group (2)   Broker(s)                08/31/97


12,000         0.01%   Merrill Lynch                   0
 8,000         2.24%   Morgan Stanley                  0
 3,000         0.58%   Bishop, Rosen & Co.             0

13,500         0.38%   Salomon Bros.                   0

 3,600         3.52%   Wertheim Schroder & Co.         0
 3,500         0.98%   Morgan Keegan & Co.             0
25,000         0.34%   Merrill Lynch                   0

18,500         0.25%   J. C. Bradford & Co.            0
 5,000         0.05%   Goldman Sachs & Co.             0
 7,200         0.03%   Morgan Stanley                  0


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exceed 10% of the principal amount of the offering.